[Pillowtex Logo]
FOR IMMEDIATE RELEASE

December 19, 2002

Contacts:
Investor Relations: Hank Pollock, Vice President, Treasurer
(704) 939 – 2976
Media: Karen Cobb, Communications Manager
(704) 939 – 2775

Pillowtex Receives Waiver of Compliance From Term Loan Lenders

KANNAPOLIS, N.C. – December 19, 2002 — Pillowtex Corporation (OTC: PWTX) today announced it has received a waiver of compliance from its term loan lenders with the interest coverage ratio and leverage ratio covenants contained in its term loan agreement for the fiscal quarter ending December 28, 2002. The agreement entered into with the term loan lenders also extends through the end of the first fiscal quarter of 2003 the effectiveness of the asset coverage ratio test and the minimum availability requirement, which were two additional financial covenants that were added to the term loan in September 2002.

Pillowtex’s President Michael T. Gannaway stated, “We are pleased that our term loan lenders have approved this amendment, and as we go into 2003, we remain focused on our core business and on aligning our business strategies with our retail partners.”

About Pillowtex

Pillowtex Corporation, with corporate offices in Kannapolis, N.C., is one of America’s leading producers and marketers of household textiles including towels, sheets, rugs, blankets, pillows, mattress pads, feather beds, comforters and decorative bedroom and bath accessories. The Company’s brands include Cannon, Fieldcrest, Royal Velvet, Charisma and private labels. Pillowtex currently employs approximately 8,000 people in its network of manufacturing and distribution facilities in the United States and Canada.

Forward-Looking Statements

Certain statements contained in this press release, including, but not limited to, information regarding the Company’s ability to comply with financial covenants, are forward looking in nature. Factors that could cause actual results to differ from the forward-looking information contained in this press release include, but are not limited to, the economic performance, financial condition and prospects of the Company, which are, in turn, affected by general retail industry conditions; competition; the Company’s ability to implement its business plan; the Company’s leverage; the price and availability of raw materials; reliance on key suppliers and vendors; dependence on specific brand names; risk of loss of material customers, labor relations and seasonality of the business. These and other such factors are discussed in greater detail under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 28, 2002.

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